Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-255700 and 333-261497) of Muscle Maker, Inc. and Subsidiaries of our report dated March 16, 2022, relating to the consolidated financial statements as of and for the year ended December 31, 2021, which appear in this Form 10-K.

/s/ Paris, Kreit & Chiu CPA LLP

New York, NY

March 16, 2022